                                  EXHIBIT 1.1

                          RESEARCH CAPITAL CORPORATION
                Ernst & Young Tower, Suite 1500, 222 Bay Street
         Toronto-Dominion Centre, P.O. Box 265, Toronto, Ontario M5K 1S5
                               Tel: (416) 860-7600


June 3, 1996



GLAMIS GOLD LTD.
3324 Four Bentall Centre
1055 Dunsmuir Street
P.O. Box 49287
Vancouver, B.C.
V7X 1L3


ATTENTION:  MR. CHESTER F. MILLAR, CHAIRMAN & DIRECTOR

                  RE: US$35,000,000 OFFERING OF COMMON SHARES

Dear Sirs:

This letter summarizes the general terms and conditions under which Research Capital Corporation ("RCC") will be appointed as lead manager of an offering, according to the terms detailed in the term sheet attached as Schedule A, (the "Offering) of approximately US$35,000,000 of common shares (the "Common Shares") of Glamis Gold Ltd. ("Glamis" or the "Corporation"). The Common Shares will be marketed on an underwritten basis via a syndicate of underwriters (the "Underwriters") led by RCC with final pricing to occur after the marketing presentations upon filing of a final prospectus. Glamis will grant the Underwriters a greenshoe option to increase the size of the offering by up to 15% of the Offering to cover over allotments. The Offer is subject to the following terms and conditions:

(i) Glamis will file and obtain receipts for a preliminary short-form prospectus, qualifying the Common Shares for distribution to the public, and make a public announcement regarding the Offering;

(ii) After comments have been satisfied with respect to the preliminary short-form prospectus, Glamis will file and obtain receipts for the final short-form prospectus, in a form satisfactory to the Underwriters, from all Provinces of Canada, with the exception of Quebec, at such date as proposed by the Underwriters and subject to regulatory approval;
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(iii)    Closing ("Closing") will take place in Vancouver, British Columbia, on or about July 15, 1996, or such other date as Glamis and RCC agree, at which time delivery of the Common Shares and a certified cheque payable to RCC in the amount of the commission equal to 4.0% of the cross proceeds will be provided to RCC against delivery of a certified cheque payable to Glamis in the amount of the gross proceeds of the Offering.

(iv) The Underwriters shall have the right to conduct adequate due diligence and obtain satisfactory results therefrom prior to filing the preliminary and final prospectuses and, if applicable, any amendments thereto and, if requested by the Underwriters, immediately prior to Closing, and shall have the right to terminate this offer if such due diligence identifies a material adverse change which has not been disclosed to the public;

(v) Execution of an underwriting agreement mutually satisfactory to Glamis and the Underwriters which shall include, among other things, Glamis's qualification to issue a Short Form Prospectus, an indemnity of Glamis in favour of the Underwriters, their directors, officers, employees and agents, in our usual form and industry standard "disaster out" and "material change out" clauses in the form of Schedule B attached, such clauses to commence upon acceptance of this Offer and to terminate on Closing;

(vi) Glamis agrees not to issue any additional Common Shares or financial instruments convertible or exercisable into Common Shares of Glamis (other than for purposes of Directors', Officers' or Employee Stock Options or to satisfy existing instruments issued at the day hereof) for a period of 90 days from Closing without the prior consent of RCC, such consent not to be unreasonably withheld;

(vii) The Common Shares will be eligible for distribution in the United States under Reg. D Rule 506 or in such other manner as to not require registration under the United States Securities Act of 1933 and any legend required on a share certificate will be in a form reasonably satisfactory to RCC; and

(viii) Whether or not the transaction herein contemplated shall be completed, all expenses of or incidental to the sale of the Common Shares shall be borne by the Corporation.The Underwriters "out of pocket" expenses (including the fees and disbursements of legal counsel for the Underwriters) shall be borne by the Underwriters except that the Underwriters will be reimbursed by the Corporation for these fees, disbursements and expenses to the extent they are reasonable to a maximum of $100,000 if the sale of Common Shares is completed or if the sale of Common Shares is not completed due to any failure of the Corporation to comply with the terms of this agreement or the Underwriting Agreement;

(ix) As lead manager, RCC will form a syndicate of underwriters including Canaccord Capital Corporation, Richardson Greenshields of Canada Limited and Toronto Dominion Securities Inc. RCC will have responsibility for all syndicate matters and agrees to consult Glamis on all syndicate arrangements.
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Chester, we look forward to working closely with you and completing a highly successful offering for Glamis.

Yours truly,

RESEARCH CAPITAL CORPORATION



Signed: "John P. Palumbo"
- -------------------------
John P. Palumbo
Vice Chairman


Accepted and Agreed as of June 4, 1996.


GLAMIS GOLD LTD.



Signed; "Chester F. Millar"
- ---------------------------
Chester F. Millar
Chairman & Director
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                                   SCHEDULE A

                                GLAMIS GOLD LTD.

                              TERMS AND CONDITIONS

                                 COMMON SHARES


Issuer                    Glamis Gold Ltd.

Issue                     Treasury issue of Common Shares.

Offering Price            To be determined at the time of filing a final prospectus.

Amount of Issue           Approximately US $35,000,000.

Greenshoe                 A greenshoe option entitling RCC to purchase up to an additional 15% of the

Option                    Offering at a price per Common Share equal to the Offering Price at any time prior to Closing.

Use of Proceeds           For ongoing development of the Imperial Project and other development activities.

Form of Offering          Marketed underwritten deal by way of a short-form prospectus qualifying the
                          Common Shares for public distribution in all provinces of Canada, except Quebec, and in the United States as a private placement under Reg. D.

Prospectus                Glamis shall file a preliminary short form prospectus in each of the Canadian
                          Provinces, except Quebec, and use its best efforts to obtain final prospectus receipts.

Listing                   The Common Shares will be listed on TSE and NYSE.

Eligibility               At the time of Closing, the Common Shares will be eligible investments under the usual statutes and will not be foreign property under the Income Tax Act.

Closing Date              On or about July 15, 1996.

Commission                4.0% of the gross proceeds of the offering.

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                                   SCHEDULE B

                                GLAMIS GOLD LTD.


Termination Rights

The Underwriters may terminate their obligations on or before the Closing Date in the following circumstances:

         If at any time prior to the Closing:

         (b) there shall have occurred any adverse material change in relation to Glamis, or a development that could result in an adverse material change in relation to Glamis; or

         (c) there shall have occurred any change in the applicable securities laws of any province of Canada, or any state of the United States or any inquiry, investigation or other proceeding is made or any order is issued under or pursuant to any statute of Canada or any province thereof or any statute of the United States or any state thereof or any stock exchange in relation to Glamis or any of its securities (except for any inquiry, investigation or other proceeding or order based upon activities of the Underwriters and not upon activities of Glamis);

which, in the opinion of any of the Underwriters, prevents or restricts trading in or the distribution of the Shares or adversely affects or might reasonably be expected to adversely affect the investment quality or marketability of the Common Shares; or

         (d) if there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence or any law or regulation which, in the opinion of any of the Underwriters, seriously adversely affects, or involves, or will seriously adversely affect or involve, the financial markets or the business, operations or affairs of Glamis and its subsidiaries, taken as a whole; or

         (c) a cease trading order is made by any Securities Commission or other competent authority by reason of the fault of Glamis or its respective directors, officers and agents and such cease trading order is not rescinded within 48 hours prior to Closing;

each Underwriter shall be entitled, at its respective option, to terminate and cancel its obligations to Glamis under Underwriting Agreement by written notice to that effect given to Glamis prior to the Closing. In the event of any such termination pursuant to the provisions of this section (or any termination pursuant to the provisions of the Underwriting Agreement) by one of the Underwriters, each of the other Underwriters shall be deemed contemporaneously to have terminated its obligations under the Underwriting Agreement unless any such other Underwriter
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shall, within 24 hours after notice of termination is given, notify Glamis to the effect that it is assuming the obligations of the Underwriters terminating their obligations.